UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2007

Able Energy, Inc.
(Exact name of registrant specified in charter)

Delaware	001-15035	22-3520840
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

198 Green Pond Road, Rockaway, NJ 07866
(Address of principal executive offices)  (Zip Code)

(973) 625-1012
Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2007, the Board of Directors of Able Energy, Inc. (the “Company”) appointed (i) Richard A. Mitstifer, the former President of All American Plazas, Inc. (“AAP”), as President of the Company; (ii) William Roger Roberts, the former Chief Operating Officer of AAP, as the Company’s Chief Operating Officer; (iii) Daniel L. Johnston, the former Controller of AAP, as Chief Financial Officer of the Company; and (iv) Louis Aponte, the President of All American Industries, Inc. and all American Realty and Construction Corp., which are affiliates of AAP specializing in real estate development and construction, as the Company’s Vice-President of Special Projects. The Board also promoted Frank Nocito, the Company’s Vice-President of Business Development, to Executive Vice President and expanded his duties to include heading the Company’s expansion into alternative and clean energy fuels and products.

There are no family relationships among Messrs. Mitstifer, Roberts, Johnston and Aponte or with any of the other officers or directors of the Company.

Messrs. Mitstifer, Roberts and Aponte were officers of AAP in June 2005 when the Company entered into an asset purchase agreement with AAP, pursuant to which the Company agreed to acquire substantially all of AAP's assets and assume all liabilities of AAP other than mortgage debt liabilities. They were also officers of AAP at the time the transaction closed in May 2007.

Effective September 24, 2007, Christopher P. Westad stepped down as President of the Company and Jeffrey Feld stepped down as Acting Chief Financial Officer of the Company. The Board appointed Mr. Westad as the President of the Company’s home heating oil subsidiaries, namely Able Oil, Inc., Able Energy New York, Inc. and Able Oil Melbourne, Inc.

Richard A. Mitstifer, age 50, graduated from Muhlenberg College in 1979 with degrees in Business Administration and Accounting. He entered the banking industry in 1979, where he had a sixteen-year career in commercial lending, gaining exposure to several types of businesses from retail to manufacturing. He joined AAP in 1995 as Vice President of Finance, where he oversaw all banking, insurance, human resources and accounting functions. He became President of AAP in 2003.

William Roger Roberts, age 54, has over thirty years of experience in various capacities, including ten years of restaurant management with Food Franchises, Inc. from 1974 to 1978 and then from 1981 to 1985 as General Manager, and twenty years of multi-unit supervision in the Travel Center/Convenience store industry with Pantry Convenient Stores, from 1978 to 1981 as a district manager, Benton Service Oil Company from 1985 to 1990 as VP of operations, Interstate Facilities from 1990 to 1995 as General Manager, Coleman Oil Company from 1995 to 1998 as VP of Operations, Cross Road Travel Plaza from 1998 to 2002 as General Manager, and from 2002 to present as VP and COO of AAP.

Daniel L Johnston, age 45, graduated from Westminster College in 1984 with a degree in Business Administration/Accounting. He worked for Price Waterhouse from August 20, 1984 to December 28, 1988 where he became Senior Accountant in June 1987, responsible for various audits of several large companies. He entered his family’s travel plaza business in 1989 in an executive capacity as Vice-President and later Treasurer, handling all Accounting, IT, Human Resource, and Administrative functions, as well as Garage and Sanitary Operations for the two travel plazas owned by his father, brother and himself. From 1991 to 1993, he served on the executive committee that acted in an advisory capacity to an investment group and truck stop operators, who acquired the chain of Unocal 76 Truck Stops. In addition to his involvement in his family’s travel plaza business, from 1991 to present Mr. Johnston maintains a private CPA practice providing accounting and payroll services, software installation and technical support for independent travel plazas and restaurant chains. Mr. Johnston joined AAP in 2004 and became its Controller in early 2006.

Louis Aponte, age 34, has over eleven years of experience in construction, mechanical drafting project development and project management. He worked for Automated Building Concepts from 1995 to 1997, installing building automation systems and completed projects for Rikers Island Correctional Facility and St. Croix Hospital. From 1997 to 1999, Mr. Aponte worked for Cox Mechanical/Modular Mechanical (“Cox”) as Project Manager and completed several modular school additions including West Side High School, P.S. 360 and P.S. 340 in New York City, New York. After WDF/Keyspan acquired Cox in 1999, he was promoted to Senior Project Manager in charge of multiple projects, which included P.S. 156, P.S. 222 and P.S. 28 in New York City. Mr. Aponte joined AAP in February 2002 as Vice-President of Real Estate Development and Construction. He was also in charge of the day-to-day IT operations at AAP’s truck stop plazas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of September, 2007.

ABLE ENERGY, INC. By: /s/ Gregory D. Frost Name: Gregory D. Frost Title: Chief Executive Officer

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